Exhibit 4.4

2011 EVERGREEN INCENTIVE STOCK OPTION PLAN

ARTICLE ONE

DEFINITIONS AND INTERPRETATIONS

Section 1.01          Definitions: For purposes of the Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	"Black Out Expiration Term" means an expiration date for a term of an Option that falls within, or immediately after a black out period self imposed by the Company;

(b)	"Change of Control" means the acquisition by any person or by any person and a person "acting jointly or in concert with" such person, as defined in MI 62-104, whether directly or indirectly, of voting securities which, when added to all other voting securities of the Company at the time held by such person or by such person and a person "acting jointly or in concert with" another person, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company;

(c)	"Committee" shall mean the Directors or, if the Directors so determine in accordance with section 2.03 of the Plan, the committee of the Directors authorized to administer the Plan;

(d)	"Common Shares" shall mean the common shares of the Company, as adjusted in accordance with the provisions of Article Six of the Plan;

(e)	"Company" shall mean Midas Gold Corp., a corporation incorporated pursuant to the provisions of the Business Corporations Act (British Columbia);

(f)	"CRA" means Canada Revenue Agency;

(g)	"Directors" shall mean the directors of the Company from time to time;

(h)	"Eligible Insiders" shall mean the Insiders of the Company or of any subsidiary of the Company from time to time who, by the nature of their positions are, in the opinion of the Committee, in a position to contribute to the success of the Company;

(i)	"Eligible Employees" shall mean employees, including officers, whether Directors or not, and including both full-time and part-time employees, of the Company or any subsidiary of the Company who, by the nature of their positions or jobs are, in the opinion of the Committee, in a position to contribute to the success of the Company;

(j)	"Employment Contract" means any contract between the Company or any subsidiary of the Company and any Eligible Employee or Service Provider relating to, or entered into in connection with, the employment of the Eligible Employee or the engagement of the Service Provider;

(k)	"Fixed Term" means the fixed expiration date of the term of an Option;

(l)	"Insider" means an insider as defined in the Securities Act;

(m)	"Market Price" means the VWAP on the TSX, or another stock exchange where the majority of the trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date. If the Common Shares are suspended from trading or have not been traded on TSX or another stock exchange for an extended period of time, the market price will be the fair market value of the Common Shares as determined by the Directors who shall: (A) consider all available information material to the value of the Company’s Common Shares, and (B) employ a reasonable valuation method.

(n)	"MI 62-104" means Multilateral Instrument 62-104, Take-Over Bids and Issuer Bids, of the Canadian Securities Administrators;

(o)	"Option" shall mean an option to purchase Common Shares granted pursuant to, or governed by, the Plan;

(p)	"Optionee" means a Participant to whom an Option has been granted pursuant to the Plan;

(q)	"Option Period" shall mean the period of time during which the particular Option may be exercised;

(r)	"Participant" shall mean each Eligible Insider, Eligible Employee and Service Provider;

(s)	"Plan" shall mean this stock option plan;

(t)	"Securities Act" means the British Columbia Securities Act, R.S.B.C. 1996, c.418, as amended from time to time;

(u)	"Service Provider" shall mean any person or corporation, other than an Employee or Insider, engaged to provide services for the Company or for any entity controlled by the Company for an initial, renewable or extended period of twelve months or more;

(v)	"TSX" shall mean The Toronto Stock Exchange;

(w)	"TSX Insider" shall mean

(i)	an insider of the Company, other than a person who is an insider of the Company solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii)	an associate or affiliate of any person who is an insider of the Company within the meaning of paragraph (i) of this definition;

(x)	"Vested" means that an option has become exercisable in respect of options held by an Optionee; and

(y)	"VWAP" means the volume weighted average trading price of the Company's Common Shares, calculated by dividing the total value by the total volume of securities traded for the relevant period.

Section 1.02          Securities Definitions: In the Plan, the term "affiliate", "associate", "subsidiary" and "insider" shall have the meanings given to such terms in the Securities Act.

Section 1.03          Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.04          Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.05          References to the Plan: The words "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

Section 1.06          Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE PLAN

Section 2.01         Purpose of the Plan: The purpose of the Plan is to promote the profitability and growth of the Company by facilitating the efforts of the Company and its subsidiaries to obtain and retain key individuals. The Plan provides an incentive for and encourages ownership of the Company's shares by its key individuals so that they may increase their stake in the Company and benefit from increases in the value of the Company's shares, it being generally recognized that stock option plans aid in attracting, retaining and encouraging employees and directors due to the opportunity offered to them to acquire a proprietary interest in the Company.

Section 2.02         Administration of the Plan: The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to appoint an agent to assist in the administration of the Plan, the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Company. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Company.

Section 2.03         Delegation to Committee: All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Directors comprised of not less than three Directors.

Section 2.04          Record Keeping: The Company shall maintain, or cause to be maintained, a register in which shall be recorded:

(a)	the name and address of each Optionee;

(b)	the number of Common Shares subject to Options granted to each Optionee; and

(c)	the aggregate number of Common Shares subject to Options.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION
IN THE PLAN AND GRANT OF OPTIONS

Section 3.01          Eligibility: Options shall only be granted to Participants.

Section 3.02          Determination of Option Recipients and Option Terms: The Committee shall from time to time determine the Participants to whom Options shall be granted, the number of Common Shares to be made subject to and the expiry date of each option granted to each Participant and the other terms of each Option granted to each Participant including any vesting provisions that may be applicable, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Company and any other factors which the Committee deems appropriate and relevant. Each Option granted to a Participant shall be evidenced by a stock option agreement containing terms and conditions consistent with the provisions of the Plan, which terms and conditions need not be the same in each case. No Participant who is a Director shall vote on any motion considered by the Directors granting any Option to such Director.

ARTICLE FOUR

NUMBER OF COMMON SHARES SUBJECT TO THE
PLAN, EXERCISE PRICE AND TERM OF OPTIONS

Section 4.01          Number of Shares: The maximum number of Common Shares which may be made subject to Options at any time and from time to time shall not exceed 10% of the total number of Common Shares then outstanding on a non-diluted basis, subject to adjustment in accordance with Article Six of the Plan. In addition, the maximum number of Common Shares which, together with Common Shares subject to all other security-based compensation arrangements of the Company (within the meaning of the policy on security based compensation arrangements of the TSX) with such Participant or Participants, as the case may be, may be:

(a)	reserved for issue to Participants who are TSX Insiders shall not exceed 10% of the number of Common Shares then outstanding;

(b)	issued to Participants who are TSX Insiders within a one-year period shall not exceed 10% of the number of Common Shares then outstanding;

(c)	issued to any one Participant who is a TSX Insider and the associates of such Participant within a one-year period shall not exceed 5% of the number of Common Shares then outstanding; and

(d)	reserved for issue to any one Participant shall not exceed 5% of the number of Common Shares then outstanding.

For purposes of this section 4.01 (a) through (d), the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option, excluding Common Shares issued pursuant to share compensation arrangements over the preceding one-year period. If Options are exercised, or are surrendered, terminate or expire without being exercised in whole or in part, the Common Shares which were the subject of such Options may again be made subject to an Option.

Section 4.02          Exercise Price: The price per share at which any Common Share which is the subject of an Option may be purchased shall be determined by the Directors at the time the Option is granted, provided that such price shall be not less than the Market Price as of the date of the grant of such Option.

Section 4.03         Term of Options: The Option Period for each Option shall be such period of time as shall be determined by the Committee, subject to any Employment Contract, provided that no Option Period shall exceed a Fixed Term of 10 years, subject only to the Fixed Term expiration date falling within, or immediately after, a black out period which was self-imposed by the Company in which case a Black Out Expiration Term shall apply.

Section 4.04          Black Out Expiration Term: The Black Out Expiration Term will be a fixed period of time of ten (10) business days after lifting the black out period and will not be subject to the discretion of the Directors. Should the Fixed Term of the Option Period expire immediately after a black out period self-imposed by the Company, the Black Out Expiration Term will be reduced by the number of days between the Fixed Term expiration date and the end of the black out period. For purposes of this section 4.04:

(a)	the Black Out Expiration Term will only be available when there is a black out period self imposed by the Company; and

(b)	the Black Out Expiration Term is available, under the same terms and conditions, to all Participants under the Plan.

Section 4.05          Percentage of Common Shares to be Purchased: The Committee may determine the number or percentage of Common Shares which may be purchased by an Optionee during any particular time period within the Option Period, provided, however, the number of shares subject to an Option shall be fixed as of the date of the grant of such Option.

ARTICLE FIVE

EXERCISE OF OPTION, EFFECT OF DEATH AND
TERMINATION OF EMPLOYMENT AND WITHHOLDING TAXES

Section 5.01          Exercise of Option:

(a)	Exercise: Subject to any restriction on the number or percentage of Common Shares which may be purchased by the Optionee during any particular time period within the Option Period determined by the Committee, an Option that is eligible for exercise may be exercised by the Optionee in whole at any time, or in part from time to time, during the Option Period by delivery to the Company, or its duly appointed agent (if any), of a notice of exercise addressed to the Company, provided however that, except as otherwise specifically provided in section 5.02 or section 5.03 hereof or in any Employment Contract, no Option may be exercised unless the Optionee at the time of exercise thereof is:

(i)	in the case of an Eligible Employee, in the employment of the Company or a subsidiary of the Company and has been continuously so employed since the date of grant of such option, provided however that a leave of absence with the approval of the Company or such subsidiary of the Company shall not be considered an interruption of employment for purposes of the Plan;

(ii)	in the case of an Eligible Insider who is not also an Eligible Employee, a director of the Company or a subsidiary of the Company and has been such a director continuously since the date of grant of such Option; and

(iii)	in the case of a Service Provider, engaged in providing services for the Company or an entity controlled by the Company and has been so engaged since the date of grant of such Option.

(b)	Payment of Exercise Price: The exercise of any Option shall be contingent upon receipt by the Company of payment of the aggregate purchase price for the Common Shares in respect of which the Option has been exercised. No Optionee, or legal representative, legatee or distributee of any Optionee, will be, or will be deemed to be, a holder of any Common Shares with respect to which such Optionee was granted an Option, unless and until such Common Shares are issued to such Optionee, or person, under the terms of the Plan. Subject to section 9.04 hereof, upon an Optionee exercising an Option and paying the Company the aggregate purchase price for the Common Shares in respect of which the Option has been exercised, the Company shall as soon as practicable issue and deliver the Common Shares so purchased.

(c)	Cashless Exercise: An Option that is eligible for exercise may be exercised in exchange for cash by the delivery to the Company, or its duly appointed agent (if any), of the prescribed form of notice of cashless exercise addressed to the Company specifying the number of Options to be exercised for cash. An Optionee who elects the cashless exercise of Options is deemed to have assigned to Haywood Securities Inc., or such other broker as the Company may appoint to facilitate the cashless exercise of Options, (the "Broker") such Optionee's right to receive Common Shares and is deemed to release the Company from any further obligation to issue Common Shares to such Optionee in respect of such Options exercised in exchange for cash. When an Optionee elects the cashless exercise of Options by providing the prescribed form of notice of cashless exercise, the Company shall issue directly to the Broker the number of Common Shares in respect of such Options exercised for cash and the Broker shall, at the election of the Optionee: (i) sell at market, and retain the proceeds of, a sufficient number of Common Shares to cover the aggregate purchase price of the Common Shares and any withholding tax or other withholding liabilities in respect of which the Option has been exercised, with any cash balance to be delivered to the Optionee and any remaining Common Shares held by the Broker in trust for, or delivered as directed by, the Optionee; or (ii) sell at market all of the Common Shares in respect of which the Option has been exercised and deliver to the Optionee the cash balance remaining after deducting the aggregate purchase price of such Common Shares and any withholding tax or other withholding liabilities.

(d)	Stock Appreciation Rights: An Optionee may, rather than exercise any Option to which the Optionee is then entitled to exercise pursuant to the Plan, elect, by the delivery to the Company, or its duly appointed agent (if any), of the prescribed form, to terminate such Option, in whole or in part, and, in lieu of purchasing the Common Shares to which the Option, or part thereof, so terminated relates, elect to exercise the right (the "Stock Appreciation Rights") to receive at no additional cost that number of Common Shares, disregarding fractions, which, when multiplied by the Market Price determined as of the day immediately preceding the date of termination of such Option, or part thereof, has a value equal to the product of (i) the number of Common Shares to which the Option, or part thereof, so terminated relates, multiplied by (ii) the difference between the Market Price of the Common Shares determined as of the day immediately preceding the date of termination of such Option, or part thereof, and the exercise price per Common Share to which the Option, or part thereof, so terminated relates, less any amount (which amount may be withheld in Common Shares) required to be withheld on account of income taxes, which withheld income taxes will be remitted by the Company.

Section 5.02          Effect of Death: If a Participant shall die while an Optionee, any Option held by such Optionee at the date of death shall be exercisable in whole or in part only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution for a period of one year after the date of death of the Optionee or prior to the expiration of the Option Period in respect of the Option, whichever is sooner, and then only to the extent that such Optionee was entitled to exercise the Option at the date of death of such Optionee, subject to the provisions of any Employment Contract.

Section 5.03          Effect of Termination of Employment: If an Optionee shall cease to be a Participant for cause, no Option held by such Optionee shall be exercisable following the date on which such Optionee ceases to be a Participant. If an Optionee ceases to be a Participant for any reason other than for cause or by virtue of death, any Option held by such Optionee at such time shall remain exercisable in full at any time, and in part from time to time, for a period of 30 days after the date on which the Optionee ceases to be a Participant or prior to the expiration of the Option Period in respect of the Option, whichever is sooner, and then only to the extent that such Optionee was entitled to exercise the Option at such time, subject to the provisions of any Employment Contract.

Section 5.04          Withholding Taxes: The exercise (or termination pursuant to s. 5.01(d), if applicable) of each Option granted under the Plan is subject to the condition that if at any time the Company determines, in its sole discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may in its sole discretion:

(a)	require the Optionee to pay to the Company, in addition to and in the same manner as the exercise price for the Common Shares subject to the Option, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option;

(b)	retain any Common Shares that are to be issued upon exercise of any Option and sell such Common Shares so as to enable the Company to realize cash proceeds in an amount equal to the aggregate remittance obligation of the Company in connection with the exercise of the Option and the execution of the stock option agreement referred to in Section 3.02 shall be the complete and irrevocable authority provided by the Optionee to the Company to do so without any liability for the price at which such Common Shares are sold;

(c)	retain any amount payable, which would otherwise be issued or delivered, provided or paid to an Optionee by the Company, whether or not such amounts are payable under the Plan; or

(d)	make other arrangements reasonably acceptable to the Company to satisfy the aggregate remittance obligation of the Company in connection with the exercise of the Option.

Section 5.05          Calculation of Withholding Taxes: Upon a notice of option exercise being received by the Company from the Optionee, the Company will:

(a)	calculate the amount required to be withheld and remitted to the CRA by the Company in respect of the exercise of an Option by an Optionee (the "Withheld Amounts");

(b)	advise the Optionee in writing of the amount of the Withheld Amounts;

(c)	remit to the CRA the Withheld Amounts; and

(d)	where the Optionee is an "employee" for the purposes of the Income Tax Act (Canada), include on the T-4 slip delivered to the Optionee the amount of the benefit received by the Optionee as a result of the exercise of the Option, the amount of any deduction available to the Optionee and the amount of the Withheld Amounts remitted to the CRA in respect of the exercise of the Option.

Section 5.06          Spin-Out Transactions: If, pursuant to the operation of Section 6.02, an Optionee receives options (the "New Options") to purchase securities of another company (the "New Company") in respect of the Optionee's Options (the "Subject Options"), the New Options shall expire on the earlier of: (i) the Fixed Term expiration date of the Subject Options; (ii) if the Optionee does not become an Eligible Employee or Eligible Insider in respect of the New Company, the date that the Subject Options expire pursuant to the provisions of the Plan; (iii) if the Optionee becomes an Eligible Employee or Eligible Insider in respect of the New Company, the date that the New Options expire pursuant to the corresponding terms of the New Company's stock option plan and (iv) the date that is two (2) years after the Optionee ceases to be an Eligible Employee or Eligible Insider in respect of the New Company, or such shorter period as determined by the Committee.

ARTICLE SIX

CAPITAL CHANGES

Section 6.01          Capital Changes: In the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Directors in:

(a)	the number of Common Shares available under the Plan;

(b)	the number of Common Shares subject to Options; and

(c)	the exercise price of the Common Shares subject to Options.

If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

Section 6.02          Amalgamation, Consolidation or Merger: If the Company: (a) amalgamates with, consolidates with or merges with or into another corporation resulting in a reclassification or change of the outstanding Common Shares into other shares or securities, or (b) participates in a statutory arrangement or other transaction, including a transaction under which, among other things, the business or assets of the Company become, collectively, the business and assets of two or more companies with the same shareholder group upon the distribution to the Company's shareholders, or the exchange with the Company's shareholders, of securities of the Company, or securities of another company, or both, or (c) participates in a transaction whereby all or substantially all of the Company's undertaking and assets become the property of another corporation; the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares receivable upon exercise of an Option and for the same exercise price, the kind and amount of shares and other securities, property or cash which such holder would have been entitled to receive as a result of such amalgamation, consolidation, merger or arrangement, on the effective date thereof, had the Optionee been the registered holder of the number of Common Shares to which the Optionee was entitled to purchase upon exercise of such Options, provided no such transaction shall extend in any way the Fixed Term..

Section 6.03         Restriction. Notwithstanding the provisions of Sections 6.01 and 6.02 to the contrary, any substitution for or alteration of the number or identity of Common Shares to be received by an Optionee as a consequence of a Capital Change (as described in Section 6.01) or a transaction (as described in Section 6.02), the ratio of the exercise price to the fair market value of the substitute or altered shares subject to the Option immediately after the substitution or alteration shall not be greater than the ratio of the exercise price to the fair market value of the Common Shares subject to the Option immediately before the substitution or alteration.

ARTICLE SEVEN

TAKE-OVER BIDS AND CHANGES OF CONTROL

7.01                        Effect of a Take-Over Bid: If a bona fide offer (an "Offer") for Common Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Common Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Common Shares received upon such exercise, pursuant to the Offer. However, if:

(a)           the Offer is not completed within the time specified therein; or

(b)	all of the Common Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Common Shares received upon such exercise, or in the case of clause (b) above, the Common Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Common Shares and with respect to such returned Common Shares, the option shall be reinstated as if it had not been exercised and the terms upon which such Common Shares were to become Vested pursuant to this section shall be reinstated. If any Common Shares are returned to the Company under this section 7.01, the Company shall immediately refund the exercise price to the Optionee for such Common Shares.

7.02                        Acceleration of Expiry Date: If, at any time when an Option granted under the Plan remains unexercised, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Common Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer, provided such Offer is completed.

7.03                        Compulsory Acquisition or Going Private Transaction: If and whenever, following a take-over bid or an issuer bid, there shall be a compulsory acquisition of the Company's Common Shares pursuant to Division 6 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in section 8.2 of Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, an Optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Common Shares to which such Optionee was theretofore entitled to purchase, the aggregate amount of cash, shares, or other securities or other property which such Optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Common Shares to the bid.

7.04                        Effect of a Change of Control: If a Change of Control occurs, all Common Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee.

7.05                        Exercise After Change of Control: If an Optionee elects to exercise its Options following a Change of Control, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares which such Optionee was entitled upon such exercise and for the same exercise price, the kind and amount of shares and other securities, property or cash which such holder would have been entitled to receive as a result of such Change of Control, on the effective date thereof, had the Optionee been the registered holder of the number of Common Shares to which the Optionee was entitled to purchase upon exercise of such Options.

ARTICLE EIGHT

EFFECTIVE DATE OF PLAN, AMENDMENT
OF PLAN AND TERMINATION OF PLAN

Section 8.01         Effective Date of Plan: The Plan shall become effective upon the later of the date determined by the Directors and the date of approval of the shareholders of the Company given by the affirmative vote of a majority of the Common Shares represented at the meeting of the shareholders of the Company at which a motion to approve the Plan is presented.

Section 8.02          Amendment of Plan:

(1)	The Directors may from time to time in the absolute discretion of the Directors amend, modify and change the provisions of an Option or the Plan without obtaining approval of shareholders to:

(a)	make amendments of a clerical nature;

(b)	change vesting provisions of an Option or the Plan;

(c)	change the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiry date of the Option or the Plan;

(d)	implement a cashless exercise feature, payable in cash or securities, provided that such feature provides for a full deduction of the number of shares from the number of shares reserved under the Plan;

(e)	make any other amendments of a non-material nature which are approved by the TSX; and

(f)	make amendments deemed by the Board to be necessary or advisable because of any change in applicable securities laws or other laws.

(2)	For greater certainty, subject to Section 6.01 and Section 8.02(3), the Directors shall not be permitted to amend the exercise price of any Option issued under the Plan where such amendment reduces the exercise price of such Option (for this purpose, a cancellation or termination of an Option of a Participant prior to its expiry for the purpose of re-issuing Options to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option).

(3)	All amendments, modifications or changes not specified in Section 8.02(1) shall only be effective upon such amendment, modification or change being approved by the shareholders of the Company.

(4)	Any amendment, modification or change of any provision of the Plan shall be subject to approval, if required, by any regulatory body having jurisdiction.

Section 8.03         Termination of the Plan: The Plan may be terminated at any time by the Directors. Notwithstanding the termination of the Plan, any Option outstanding under the Plan at the time of termination shall remain in effect until such Option has been exercised, has expired, has been surrendered to the Company or has been terminated.

ARTICLE NINE

MISCELLANEOUS PROVISIONS

Section 9.01          Non-Assignable: No rights under the Plan and no Option awarded pursuant to the provisions of the Plan are assignable or transferable by any Participant other than pursuant to a will or by the laws of descent and distribution.

Section 9.02          Rights as a Shareholder: No Optionee shall have any rights as a shareholder of the Company with respect to any Common Shares which are the subject of an Option. No Optionee shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or other rights declared for shareholders of the Company for which the record date is prior to the date of exercise of any Option.

Section 9.03         No Contract of Employment: Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of the Company or any subsidiary of the Company nor interfere or be deemed to interfere in any way with any right of the Company or any subsidiary of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

Section 9.04          Necessary Approvals / Compliance with Laws: The obligation of the Company to grant any Option pursuant to the Plan and to issue, sell and deliver any Common Shares on the exercise of an Option is subject to the approval of any governmental authority or regulatory body required in connection with the grant of such Option or the issue, sale and delivery of such Common Shares by the Company. Any Options granted prior to the Company's receipt of such required approvals shall be conditional upon such approval being given and no Options may be exercised unless such approval has been being given.

In the event that any Common Shares cannot be issued to any Optionee pursuant to the exercise of an Option for any reason whatsoever including, without limiting the generality of the foregoing, the failure to obtain any required approval, then the obligation of the Company to issue such Common Shares shall terminate and any money paid to the Company in connection with the exercise of such Option shall be returned to the Optionee without interest or deduction.

Section 9.05          No Representation or Warranty: The Company makes no representation or warranty as to the value of any Option granted pursuant to the Plan or as the future value of any Common Shares issued pursuant to the exercise of any Option.

Section 9.06          Compliance with Applicable Law: If any provision of the Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 9.07          Applicable Law: The Plan and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of British Columbia.

Effective date of Plan: May ●, 2020

Stephen Quin
President & CEO